EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-96957, 333-98319, 333-103229 and 333-191116 on Form S-8 of Plumas Bancorp of our report dated March 20, 2014 relating to our audit of the consolidated financial statements, appearing in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Sacramento, California

March 20, 2014